Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2020 Third Quarter Financial Results

(Tampa, FL, November 2, 2020) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and nine months ended September 27, 2020.

Executive Summary - 3Q20 versus 3Q19
•Net sales increased 6% to $588 million versus $552 million.
•Net income (loss) attributable to Masonite decreased to a $22 million loss from $15 million of income. The decrease was due to pre-tax charges of $52 million related to goodwill impairment and $38 million for the previously disclosed settlement of U.S. class action litigation.
•Diluted earnings fell to a loss of $0.89 per share compared to earnings of $0.59 per share. Adjusted earnings per share* on a fully diluted basis increased to $2.16 from $1.08.
•Adjusted EBITDA* increased to $109 million from $76 million.

“Our ability to successfully operate in this environment, coupled with strong average unit pricing and solid demand in our key end markets, allowed us to meaningfully grow net sales and Adjusted EBITDA* in the quarter,” said Howard Heckes, President and CEO. “Despite contending with continued uncertainty related to COVID-19, we experienced no significant operational shutdowns in the third quarter, allowing us to shift our focus to reinvesting in the business to better serve our customers.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
masonite.com

Third Quarter 2020 Discussion
Net sales increased 6% to $588 million in the third quarter of 2020, from $552 million in the comparable period of 2019. The increase in net sales was the result of a 9% increase in average unit price (AUP) and a 1% increase from the combined impact of the sale of components and other products and favorable foreign exchange, partially offset by a 3% decrease in base volume and a 1% decrease from the net impact of a divestiture and an acquisition.
•North American Residential net sales were $421 million, a 12% increase compared to the third quarter of 2019, driven by a 12% increase in AUP. An additional 1% increase from base volumes and the sale of components and other products was offset by a 1% decrease in foreign exchange.
•Europe net sales were $74 million, a 2% decrease compared to the third quarter of 2019, driven by a 6% decrease in sales volume from the net impact of a divestiture and an acquisition and a 2% decrease in base volume, partially offset by a 4% increase due to foreign exchange, a 1% increase in AUP and a 1% increase in the sale of components and other products.
•Architectural net sales were $87 million, a 10% decrease compared to the third quarter of 2019, driven by a 14% decrease in base volume, partially offset by a 4% increase in AUP.

Total company gross profit increased 28% to $160 million in the third quarter of 2020 compared to $126 million in the third quarter of 2019. Gross profit margin increased 460 basis points to 27.3%, driven by higher AUP and prior year restructuring actions, partially offset by the impact of lower volume and increased investment in the business, primarily related to our North American Investment Plan. Increased savings from material sourcing projects offset the impact of inflation in the quarter.

Selling, general and administration (SG&A) expenses of $118 million increased $41 million, or 53%, compared to the third quarter of 2019. The increase in SG&A was primarily due to charges related to the previously disclosed settlement of U.S. class action litigation. Excluding the charges related to the settlement, SG&A as a percentage of net sales was 13.7%, a 30 basis point decrease compared to the third quarter of 2019.

Net income (loss) attributable to Masonite decreased $37 million to a loss of $22 million in the third quarter of 2020, due to charges related to goodwill impairment in the Architectural segment and higher SG&A expenses, as discussed above. Adjusted EBITDA*, which excludes the settlement litigation charge, increased to $109 million in the third quarter of 2020 from $76 million in the third quarter of 2019.

Diluted earnings (loss) per share were $0.89 of loss in the third quarter of 2020 compared to $0.59 of earnings in the comparable 2019 period. Diluted adjusted earnings per share* were $2.16 in the third quarter of 2020 compared to $1.08 in the comparable 2019 period. Diluted adjusted earnings per share* excludes $76 million in charges related to goodwill impairment in the Architectural segment, the previously disclosed settlement of U.S. class action litigation and our previously announced restructuring plans incurred in the third quarter of 2020, and the impact of $12 million in charges related to extinguishment of debt and restructuring in the third quarter of 2019.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Year to Date 2020 Discussion
Net sales decreased less than 1% to $1,639 million in the first nine months of 2020, from $1,645 million in the comparable period of 2019. The decrease in net sales was a result of a 6% decrease in base volume due to the impact of COVID-19, a 1% decrease from the net impact of divestitures and an acquisition and a less than 1% decrease due to foreign exchange, partially offset by a 7% increase in AUP.
•North American Residential net sales were $1,186 million, a 7% increase compared to the first nine months of 2019, driven by a 9% increase in AUP partially offset by a 1% decrease in base volume and a 1% decrease due to foreign exchange.
•Europe net sales were $175 million, a 27% decrease compared to the first nine months of 2019, driven by a 22% decrease in base volume and a 7% decrease in sales volume from the net impact of divestitures and an acquisition, partially offset by a 1% increase due to favorable foreign exchange and a 1% increase from the combined impact of higher AUP and the sale of components and other products.
•Architectural net sales were $264 million, a 6% decrease compared to the first nine months of 2019, driven by a 10% decrease in base volumes, a 1% decrease in the sale of components and other products and a less than 1% decrease due to foreign exchange, partially offset by a 6% increase in AUP.

Total company gross profit increased 18% to $431 million in the first nine months of 2020, compared to $367 million in the comparable period of 2019. Gross profit margin increased 400 basis points to 26.3%, due to higher AUP, increased savings from material sourcing projects and prior year restructuring actions, partially offset by the impact of lower volume, higher inflation and tariffs on raw materials, higher manufacturing wages and benefits and increased investment in the business.

Selling, general and administration (SG&A) expenses of $272 million increased $38 million compared to the first nine months of 2019. The increase was due to higher legal expenses and charges related to the previously disclosed settlement of U.S. class action litigation, partially offset by COVID-19 related cost reductions. Excluding the charges related to the settlement, SG&A as a percentage of net sales was 14.3%, a 10 basis point decrease compared to the first nine months of 2019.

Net income attributable to Masonite decreased $1 million to $42 million in the first nine months of 2020 primarily due to charges related to goodwill impairment in the Architectural segment and higher SG&A expenses, as discussed above, and the impact of lower volume, partially offset by higher AUP and the absence of charges related to debt extinguishment costs, restructuring and divestiture of non-core businesses. Adjusted EBITDA*, which excludes the settlement litigation charge, increased $61 million to $282 million in the first nine months of 2020.

Diluted earnings per share were $1.69 in the first nine months of 2020 compared to $1.68 in the comparable 2019 period. Diluted adjusted earnings per share* were $4.89 in the first nine months of 2020 compared to $2.97 in the comparable 2019 period. Diluted adjusted earnings per share* excludes $80 million in charges related to goodwill impairment in the Architectural segment, the previously disclosed settlement of U.S. class action litigation, the loss on disposal of our India subsidiary and our previously announced restructuring plans incurred in the first nine months of 2020, and the impact of $33 million in charges related to debt extinguishment costs, restructuring and divestiture of non-core businesses in the first nine months of 2019.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Masonite repurchased 567,271 shares of stock in the first nine months of 2020 for $35 million, at an average price of $61.29.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 3, 2020. The live audio webcast will begin at 9:00 a.m. EST and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q3'20 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through November 18, 2020. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #1371407.

About Masonite
Masonite International Corporation is a leading global designer, manufacturer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 8,500 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of the impact of the COVID-19 pandemic, housing and other markets, and the effects of our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; scale and scope of the current coronavirus ("COVID-19") pandemic and its impact on our operations, customer demand and supply chain; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of price increases and customer concentration and consolidation; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing trade cases; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing manufacturing realignments (including related restructuring charges), managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our asset-based revolving credit facility (ABL Facility); political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; and environmental and other government regulations, including the FCPA, and any changes in such regulations.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. The definition of Adjusted EBITDA was updated in the third quarter of 2020 to exclude other items as these charges are not part of our underlying business performance. This change had no impact to Adjusted EBITDA for the three and nine months ended September 29, 2019. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 and 2028 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and

Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings (loss) per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Third quarter 2019 net sales	$373.9	$76.0	$96.5	$5.8	$552.2
Acquisitions, net of divestitures	—	(4.4)	—	—	(4.4)	(0.8)%
Base volume	0.8	(1.9)	(13.7)	0.2	(14.6)	(2.6)%
Average unit price	46.7	0.4	4.1	—	51.2	9.3%
Other	1.3	0.9	(0.1)	0.1	2.3	0.4%
Foreign exchange	(2.2)	3.3	(0.1)	—	1.0	0.2%
Third quarter 2020 net sales	$420.5	$74.3	$86.7	$6.1	$587.7
Year over year growth, net sales	12.5%	(2.2)%	(10.2)%	5.2%	6.4%

Third quarter 2019 Adjusted EBITDA	61.5	10.6	13.9	(10.3)	75.8
Third quarter 2020 Adjusted EBITDA	97.5	15.0	11.1	(14.6)	109.0
Year over year growth, Adjusted EBITDA	58.4%	41.1%	(20.1)%	nm	43.7%

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Year to date 2019 net sales	$1,107.2	$241.2	$279.3	$17.7	$1,645.4
Acquisitions	—	(16.0)	—	—	(16.0)	(1.0)%
Base volume	(10.7)	(52.6)	(29.0)	0.4	(91.9)	(5.6)%
Average unit price	94.9	1.0	15.7	—	111.6	6.8%
Other	0.8	0.2	(1.9)	(3.6)	(4.5)	(0.3)%
Foreign exchange	(6.6)	1.1	(0.5)	—	(6.1)	(0.4)%
Year to date 2020 net sales	$1,185.6	$174.9	$263.6	$14.5	$1,638.5
Year over year growth, net sales	7.1%	(27.5)%	(5.6)%	(18.1)%	(0.4)%

Year to date 2019 Adjusted EBITDA	$178.6	$34.1	$34.3	$(25.9)	$221.1
Year to date 2020 Adjusted EBITDA	260.3	23.8	33.2	(34.9)	282.4
Year over year growth, Adjusted EBITDA	45.8%	(30.2)%	(3.2)%	nm	27.8%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net sales	$587,652	$552,192	$1,638,538	$1,645,446
Cost of goods sold	427,331	426,588	1,207,582	1,278,808
Gross profit	160,321	125,604	430,956	366,638
Gross profit as a % of net sales	27.3%	22.7%	26.3%	22.3%

Selling, general and administration expenses	118,354	77,573	272,077	233,815
Selling, general and administration expenses as a % of net sales	20.1%	14.0%	16.6%	14.2%

Restructuring costs	1,895	1,994	4,984	7,095
Asset impairment	51,515	—	51,515	13,767
Loss on disposal of subsidiaries	—	—	2,091	4,605
Operating income (loss)	(11,443)	46,037	100,289	107,356
Interest expense, net	11,805	11,909	34,911	34,393
Loss on extinguishment of debt	—	14,523	—	14,523
Other expense (income), net	(1,953)	(824)	(3,350)	(2,410)
Income (loss) before income tax expense	(21,295)	20,429	68,728	60,850
Income tax expense (benefit)	(804)	4,334	23,522	14,685
Net income (loss)	(20,491)	16,095	45,206	46,165
Less: net income attributable to non-controlling interests	1,275	1,126	3,090	3,165
Net income (loss) attributable to Masonite	$(21,766)	$14,969	$42,116	$43,000

Basic earnings (loss) per common share attributable to Masonite	$(0.89)	$0.60	$1.71	$1.71
Diluted earnings (loss) per common share attributable to Masonite	$(0.89)	$0.59	$1.69	$1.68

Shares used in computing basic earnings per share	24,495,760	24,944,126	24,607,926	25,215,034
Shares used in computing diluted earnings per share	24,495,760	25,243,680	24,940,265	25,521,697

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	September 27, 2020	December 29, 2019
Current assets:
Cash and cash equivalents	$300,797	$166,964
Restricted cash	10,560	10,644
Accounts receivable, net	321,504	276,208
Inventories, net	243,150	242,230
Prepaid expenses	29,965	33,190
Income taxes receivable	2,360	4,819
Total current assets	908,336	734,055
Property, plant and equipment, net	609,490	625,585
Operating lease right-of-use assets	127,506	121,367
Investment in equity investees	13,797	16,100
Goodwill	131,827	184,192
Intangible assets, net	167,631	184,532
Deferred income taxes	19,455	25,945
Other assets	49,034	44,808
Total assets	$2,027,076	$1,936,584

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$95,231	$84,912
Accrued expenses	235,006	180,405
Income taxes payable	11,795	2,350
Total current liabilities	342,032	267,667
Long-term debt	791,882	790,984
Long-term operating lease liabilities	118,354	110,497
Deferred income taxes	74,389	83,465
Other liabilities	54,917	47,109
Total liabilities	1,381,574	1,299,722
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 24,502,967 and 24,869,921 shares issued and outstanding as of September 27, 2020, and December 29, 2019, respectively	554,673	558,514
Additional paid-in capital	219,307	216,584
Accumulated earnings (deficit)	28	(20,047)
Accumulated other comprehensive loss	(139,468)	(130,169)
Total equity attributable to Masonite	634,540	624,882
Equity attributable to non-controlling interests	10,962	11,980
Total equity	645,502	636,862
Total liabilities and equity	$2,027,076	$1,936,584

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net income (loss) attributable to Masonite	$(21,766)	$14,969	$42,116	$43,000

Add: Adjustments to net income (loss) attributable to Masonite:
Restructuring costs	1,895	1,994	4,984	7,095
Asset impairment	51,515	—	51,515	13,767
Loss on disposal of subsidiaries	—	—	2,091	4,605
Loss on disposal of property, plant and equipment related to divestitures	—	—	—	2,450
Loss on extinguishment of debt	—	14,523	—	14,523
Other items (1)	37,750	—	37,750	—
Income tax impact of adjustments	(15,634)	(4,341)	(16,440)	(9,619)
Adjusted net income attributable to Masonite	$53,760	$27,145	$122,016	$75,821

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$(0.89)	$0.59	$1.69	$1.68
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$2.16	$1.08	$4.89	$2.97

Shares used in computing EPS	24,495,760	25,243,680	24,940,265	25,521,697
Shares used in computing Adjusted EPS	24,883,547	25,243,680	24,940,265	25,521,697
____________
(1) Other items not part of our underlying business performance include $37,750 in legal reserves related to the previously disclosed settlement of U.S. class action litigation in the three months ended September 27, 2020, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income (loss).

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended September 27, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$85,889	$9,655	$(45,074)	$(72,236)	$(21,766)
Plus:
Depreciation	8,868	2,437	3,088	3,488	17,881
Amortization	508	3,354	1,268	389	5,519
Share based compensation expense	—	—	—	6,299	6,299
Loss (gain) on disposal of property, plant and equipment	(391)	(317)	247	45	(416)
Restructuring costs	1,746	—	82	67	1,895
Asset impairment	—	—	51,515	—	51,515
Interest expense, net	—	—	—	11,805	11,805
Other expense (income), net	—	(108)	—	(1,845)	(1,953)
Income tax expense	—	—	—	(804)	(804)
Other items (1)	—	—	—	37,750	37,750
Net income attributable to non-controlling interest	872	—	—	403	1,275
Adjusted EBITDA	$97,492	$15,021	$11,126	$(14,639)	$109,000
____________
(1) Other items not part of our underlying business performance include $37,750 in legal reserves related to the previously disclosed settlement of U.S. class action litigation in the three months ended September 27, 2020, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income (loss).

	Three Months Ended September 29, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$49,525	$3,794	$9,263	$(47,613)	$14,969
Plus:
Depreciation	8,582	2,916	2,566	2,295	16,359
Amortization	377	3,494	2,059	1,124	7,054
Share based compensation expense	—	—	—	3,695	3,695
Loss on disposal of property, plant and equipment	646	57	—	2	705
Restructuring costs	1,761	257	32	(56)	1,994
Interest expense, net	—	—	—	11,909	11,909
Loss on extinguishment of debt	—	—	—	14,523	14,523
Other expense (income), net	(86)	127	—	(865)	(824)
Income tax expense	—	—	—	4,334	4,334
Net income attributable to non-controlling interest	744	—	—	382	1,126
Adjusted EBITDA	$61,549	$10,645	$13,920	$(10,270)	$75,844

	Nine Months Ended September 27, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$224,541	$6,762	$(35,511)	$(153,676)	$42,116
Plus:
Depreciation	26,961	7,261	8,687	7,833	50,742
Amortization	1,615	10,186	4,940	1,159	17,900
Share based compensation expense	—	—	—	13,509	13,509
Loss (gain) on disposal of property, plant and equipment	1,319	(307)	2,547	70	3,629
Restructuring costs	3,509	(37)	1,030	482	4,984
Asset impairment	—	—	51,515	—	51,515
Loss on disposal of subsidiaries	—	—	—	2,091	2,091
Interest expense, net	—	—	—	34,911	34,911
Other expense (income), net	—	(83)	—	(3,267)	(3,350)
Income tax expense	—	—	—	23,522	23,522
Other items (1)	—	—	—	37,750	37,750
Net income attributable to non-controlling interest	2,374	—	—	716	3,090
Adjusted EBITDA	$260,319	$23,782	$33,208	$(34,900)	$282,409
____________
(1) Other items not part of our underlying business performance include $37,750 in legal reserves related to the previously disclosed settlement of U.S. class action litigation in the nine months ended September 27, 2020, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income (loss).

	Nine Months Ended September 29, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$126,615	$6,831	$18,528	$(108,974)	$43,000
Plus:
Depreciation	27,461	7,652	8,812	8,920	52,845
Amortization	1,263	11,115	6,306	3,296	21,980
Share based compensation expense	—	—	—	8,468	8,468
Loss on disposal of property, plant and equipment	2,097	2,674	146	23	4,940
Restructuring costs	4,954	1,220	518	403	7,095
Asset impairment	13,767	—	—	—	13,767
Loss on disposal of subsidiaries	—	4,605	—	—	4,605
Interest expense, net	—	—	—	34,393	34,393
Loss on extinguishment of debt	—	—	—	14,523	14,523
Other expense (income), net	—	(47)	2	(2,365)	(2,410)
Income tax expense	—	—	—	14,685	14,685
Net income attributable to non-controlling interest	2,414	—	—	751	3,165
Adjusted EBITDA	$178,571	$34,050	$34,312	$(25,877)	$221,056